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                                                                 EXHIBIT 99.1

Health Sciences Group Acquires Quality Botanical Ingredients, Inc.

LOS ANGELES, Feb 26, 2003 (BUSINESS WIRE) -- Health Sciences Group, Inc. (OTCBB:
HESG), an integrated provider of innovative products and services to the nutraceutical, pharmaceutical, and cosmeceutical industries, announced today that it has completed the acquisition of substantially all of the assets and business of Quality Botanical Ingredients, Inc. (QBI). QBI is a leading manufacturer and processor of bulk botanical materials and nutritional ingredients.

"On a pro forma basis, Health Sciences Group annualized consolidated revenues totaled approximately $20 million for 2002, versus approximately $5.5 million without the QBI acquisition," said Fred E. Tannous, Health Sciences Group Co-chairman and Chief Executive Officer. "This acquisition, our company's third since December 2001, should be a catalyst for rapid internal growth. We plan to leverage QBI's market position and experienced management team as we aggressively seek internal expansion opportunities and pursue additional accretive acquisitions."

Headquartered in South Plainfield, New Jersey, QBI supplies more than 500 herbs, dried fruits and vegetables, and an extensive selection of concentrated and standardized herbal extracts of guaranteed potency, in addition to various bioflavonoids, antioxidants and beehive products, to more than 300 customers worldwide.

QBI operates the fastest, largest capacity, most efficient botanical product milling and blending equipment in the industry. Its patented cryogenic processing system preserves volatile herbal oils and active compounds, and allows milling of hydroscopic and aromatic botanicals. Two in-house laboratories enable QBI to meet customer analytical requirements on-site, reducing turnaround time and costs. All food and dietary supplement processing is performed in accordance with Good Manufacturing Practices.

Joe Schortz, QBI Chief Executive Officer, said, "We see significant synergies in the combination of QBI's reputation for quality products with the infrastructure and resources provided by Health Sciences Group. We look forward to offering our customers a range of new processing technologies and cost efficiencies in the coming years."

"For the past 20 years, QBI has been a leading innovator in the herbal and botanical processing industry. Now that we are part of Health Sciences Group, we expect to continue our tradition of quality and innovation while rapidly expanding into exciting and fast-growing sectors of the industry," added Schortz.

Bill Glaser, President and Co-chairman of Health Sciences Group, commented, "We believe we can leverage QBI's operational capabilities and industry networks to expand our business in the areas of functional foods and beverages, a burgeoning sector of the nutraceutical industry. We expect to capitalize on the demand currently enjoyed by nutritionally supplemented products, such as energy bars, sports drinks, snacks, juices and waters."



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About Health Sciences Group, Inc.

Health Sciences Group, Inc., is an integrated provider of innovative products and services in the nutraceutical, pharmaceutical, and cosmeceutical industries offering value-added ingredients, bioactive formulations, and proprietary technologies used in nutritional supplements, functional foods and beverages, and skin care products. Subsidiaries include XCEL Healthcare, a fully licensed, specialty compounding pharmacy focused on delivering full service pharmacology solutions to customers with chronic ailments that require long-term therapy; BioSelect Innovations, which develops and sells high-margin products based on proprietary technologies in the areas of transdermal drug delivery, cosmeceuticals, and integrative medicine to a global network of customers who manufacture and distribute compounded pharmaceuticals, functional foods, skin care products and cosmetics; and Quality Botanical Ingredients, a leading manufacturer and contract processor of bulk botanical materials and nutritional ingredients for the nutraceutical, pharmaceutical and cosmetic industries. For more information, visit www.HealthSciencesGroup.com.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, the independent authority of the special committee to act on the matters discussed, the successful negotiation of the potential acquisition and disposal of transactions described above, successful implementation of the company's business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission.

Health Sciences Group, Inc.
Bill Glaser or Fred E. Tannous, 310/242-6700
Craig Kulman, 305/423-7069


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